                                                                 EXHIBIT 11

                      ANDREA ELECTRONICS CORPORATION
          COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

                                                                         For the Six Months Ended
                                                                                   June 30,
                                                                           1996              1995

EARNINGS
    Pro forma income (loss) applicable to common stock*                  $(1,467,109)     $  (137,427)
                                                                          ==========       ==========

SHARES
    Weighted average number of common shares outstanding                   3,399,360        3,016,360
    Assuming conversion of options and warrants                              713,460          980,069
                                                                          ==========       ==========
    Pro forma shares                                                       4,113,068        3,966,429
                                                                          ==========       ==========

    Fully diluted income (loss) per common share                          $     (.36)     $      (.04)
                                                                          ==========       ==========



* Entire proceeds of assumed conversion of options were used to purchase treasury shares; therefore, no adjustments are necessary in computing pro forma loss applicable to common stock.

This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11) although it is contrary to paragraph 40 of ABP Opinion No. 15 because it produces anti-dilutive results.